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                                                                     Exhibit 5.1
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                           [R.H. Donnelley letterhead]


                                  May 13, 2005

Securities and Exchange Commission
450 5th Street, N.W. Judiciary Plaza
Washington, D.C. 20549

                  Re: Registration Statement on Form S-4 filed by R.H. Donnelley
                      Corporation (the "REGISTRATION STATEMENT")

Ladies and Gentlemen:

     I am the Vice President, General Counsel and Corporate Secretary of R.H. Donnelley Corporation, a Delaware corporation (the "COMPANY"), and have acted in such capacity in connection with the Registration Statement, which relates to the proposed issuance and exchange (the "Exchange Offer") of up to $300 million aggregate principal amount of the Company's 6.875% Senior Notes due 2013 (the "EXCHANGE NOTES") registered under the Securities Act of 1933 for an equal principal amount of the Company's 6.875% Senior Notes due 2013 (the "Outstanding Notes"). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of January 14, 2005 (the "INDENTURE"), by and between the Company and The Bank of New York, as trustee (the "TRUSTEE").

     In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:

     The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.

     My opinion is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability relating to or affecting creditors' rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

     My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the laws of the State of New York, the General Corporation Law of the State of Delaware, including the applicable provisions

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of the Delaware Constitution and the reported judicial decisions interpreting such law. I express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                    Very truly yours,

                                    /s/ Robert J. Bush
                                    --------------------------------------------
                                    Name:  Robert J. Bush
                                    Title: Vice President, General Counsel and
                                           Corporate Secretary